Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES INTERIM APPOINTMENTS

        Wooster, Ohio (October 13, 2005) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, announced the appointment of Russell L. Harpster, a current director, as Interim Chairman of the Board, and the appointment of Phillip E. Becker, the Company’s Executive Vice President and Chief Lending Officer, as Interim Chief Executive Officer. These appointments were made in response to the recent illness of Charles F. Finn, the Company’s Chairman of the Board, President and Chief Executive Officer, which has currently prevented Mr. Finn from serving in such capacities. Although the Company is hopeful that Mr. Finn will return in a full-time capacity, the Company believed it was prudent to make such appointments in light of its position as a public company and its corresponding reporting obligations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III SVP/CFO (330) 264-5767